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                                                                  EXHIBIT 23.4

                   CONSENT OF SG COWEN SECURITIES CORPORATION


November 4, 2002

Board of Directors
Ostex International, Inc.
2203 Airport Way South
Suite 400
Seattle, WA  98134

We hereby consent to the inclusion of our opinion, dated September 5, 2002, to the Board of Directors of Ostex International, Inc. (the "Company") attached as Annex E to the Proxy Statement/Prospectus of the Company and Inverness Medical Innovations, Inc. (the "Prospectus") which is a part of the Registration Statement on Form S-4 to which this consent is attached (the "Registration Statement") and to the references to our firm in the Prospectus under the headings "Summary" and "The Merger--Background of the Merger", "The Merger--Ostex' Reasons for the Merger; Recommendation of Ostex' Board of Directors", "The Merger--Fairness Opinion of Ostex' Financial Advisor", and "The Merger Agreement--Termination". In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation comes within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SG COWEN SECURITIES CORPORATION

SG COWEN SECURITIES CORPORATION